Exhibit 99.1

       Serologicals Corporation Reports Second Quarter Results

    Business Editors/Health/Medical Writers
    BIOWIRE2K

    ATLANTA--(BUSINESS WIRE)--xx--

  Revenues up 20% and Net Income from Continuing Operations up 211%;
     Announces Filing of $300 Million Shelf Registration Statement

    Serologicals Corporation (NASDAQ: SERO) announced financial results for the second quarter of 2004.

    Second-Quarter Financial Highlights

    -- Net sales totaled $44.0 million, up 20% over the second quarter of 2003
    -- Net income totaled $5.4 million, up 377% over the second quarter of 2003
    -- Fully diluted earnings per share were $0.18 in Q2 2004, an increase of 260% from the prior year of $0.05

    Year-to-Date Financial Highlights

    -- Net sales for the first half of 2004 totaled $80.5 million, up 37% from the same period in 2003
    -- Net income totaled $8.4 million for the first half of 2004, compared to $3.1 million in the first half of 2003
    -- Fully diluted earnings per share were $0.29 for the first half of 2004, compared with $0.13 for the first half of 2003, an increase of 123%

    President & CEO Perspectives

    "We are extremely pleased with the continued progress in the performance, growth and development of our Company. Our second quarter and first half results were driven by solid performance across all areas of our Company. We saw revenue growth in all business segments with strong and improving gross margins," said David A. Dodd, President and CEO.
    "Additionally, this week we filed a universal shelf registration statement with the Securities and Exchange Commission whereby we will register to issue up to $300 million of debt and equity securities for offering in the future. This will provide us capital flexibility as we continue to pursue acquisition opportunities that will expand Serologicals into stronger positions of leadership in the areas of research, product development and manufacturing."
    "Today, Serologicals' outlook is very promising. Our sales and marketing staffs are larger with significant industry experience, which, along with our broad distributor network, enable us to compete successfully and to build our customer base and global presence. We expect to achieve further revenue growth, while strengthening our margins and continuing to invest in innovation in 2004 and beyond," said Mr. Dodd.

    Further commenting on the Company's performance, Mr. Dodd noted:

    -- "We entered into a definitive agreement to acquire AltaGen Biosciences, Inc, a leading provider of contract research and development services to the cell culture industry. This strategic acquisition provides the opportunity to bring to our Company the expertise this organization has been supplying for our cell culture research and development during the past two years. We also expect Serologicals will now be able to more broadly address the cell culture market by providing custom research and development services and custom media formulations to biopharmaceutical customers. The acquisition is expected to close by the end of July.

    --  We announced the hiring of Dennis Harris, Ph.D. as Vice
        President, Global Research and Development, Business
        Development and Chief Scientific Officer. Dr. Harris' extensive experience in the life sciences industry is expected to greatly strengthen our portfolio development activities.

    -- The U.S. Patent Office issued patent number 6,743,899 on Serologicals' proprietary purification process used in the production of EX-CYTE(R) that inactivates prions. The patent will remain in force until 2021. We are not aware of any other competitor in the cell culture supplement market that has conducted such an extensive series of viral clearance studies in support of their products.

    -- We commenced validation of our EX-CYTE(R) manufacturing facility in Lawrence, Kansas and anticipate shipping product from that plant in early 2005.

    -- We saw extremely positive results in our EX-CYTE(R) evaluation program which is a major objective of our field representatives in 2004 and beyond. Through the first half of 2004, approximately 300 new evaluations of EX-CYTE(R) were launched. We have also started to see positive results from some of the earlier evaluations which are expected to drive increased demand for EX-CYTE(R) in the future.

    -- Chemicon introduced 147 new products during the second quarter of 2004, and continues to focus on product selection as we seek to generate increasingly higher revenues at higher margins on our new products. Also, the average revenue per new product introduced continues to significantly increase versus the prior year. This significant increase in the value of the average new product is consistent with our focus on developing and introducing proprietary, high-value products to the research marketplace.

    -- Approximately 60% of our product sales in the second quarter of 2004 represented patented, exclusively licensed or proprietary products. We continue to build a strong revenue position and growth based on exclusive, value-added products.

    -- We continue to focus on aggressively managing our resources as our SG&A expenses continue to decline as a percent of net revenues. During the second quarter, SG&A expenses represented 30% of net sales compared to 34% last year. We continue to maintain a comprehensive focus on eliminating excess costs throughout the corporation while we strengthen our gross margins and continue our investment in R&D."

    Second Quarter Results Summary

    Net sales for the second quarter of 2004 totaled $44.0 million compared to $36.6 million in the second quarter of 2003, an increase of 20%. Net income for the second quarter of 2004 was $5.4 million, or $0.18 per diluted share, an increase of 377% over the prior year net income of $1.1 million, or $0.05 per diluted share. The increases over the prior year were primarily due to strong sales growth, particularly in the research product and cell culture segments, and gross margin improvements.
    The following table shows a breakdown of the revenue contribution by segment for the second quarter and first six months of 2004 and 2003:


$ in Millions     Quarter Ended              Six Months Ended
           -----------------------------------------------------------
           June 27, 2004  June 29, 2003   June 27, 2004  June 29, 2003
           -----------------------------------------------------------
           Actual % Total Actual % Total Actual % Total Actual % Total
           -----------------------------------------------------------
Revenue:
Research    $15.3    35%  $13.1    36%   $30.5     38%  $14.2     24%
Cell Culture 20.2    46%   15.5    42%    34.6     43%   29.3     50%
Diagnostic    8.5    19%    8.0    22%    15.4     19%   15.0     26%
           -----------------------------------------------------------
   Total    $44.0   100%  $36.6   100%   $80.5    100%  $58.5    100%
           ===========================================================


    The following table shows a breakdown of the gross profit contribution by segment for the second quarter and first six months of 2004 and 2003:


$ in Millions        Quarter Ended             Six Months Ended
             ---------------------------------------------------------
             June 27, 2004  June 29, 2003  June 27, 2004 June 29, 2003

             ---------------------------------------------------------
             Actual   GM %   Actual  GM %    Actual  GM %  Actual GM %
             ---------------------------------------------------------
Gross Profit:
Research      $10.4   68%    $7.6     58%    $19.7   65%   $8.5   60%
Cell Culture   10.5   52%     8.1     52%     17.7   51%   15.1   52%
Diagnostic      4.0   48%     4.4     56%      7.0   46%    8.3   55%
             ---------------------------------------------------------
   Total      $24.9   57%   $20.1     55%    $44.4   55%  $31.9   55%
             =========================================================


    Performance Highlights: Research Products

    Sales of Research products in the second quarter of 2004 increased $2.2 million, or 17% over the prior year quarter. Specific product lines with strong year over year growth included apoptosis, cell signaling, and neuroscience, as well as higher licensing revenues. Geographically, sales increased 21% in Asia, 5% in Europe and 13% in North America. Sales to these three geographic regions represented approximately 88% of research product revenues for the second quarter of 2004. Gross margins for the second quarter of 2004 were positively impacted by a one-time benefit related to settlement of a dispute over a licensing arrangement, partially offset by a provision for certain obsolete inventory. The net impact on research gross margins was nearly four percent. As a result of this settlement, the Company also negotiated a reduction in future minimum royalty payments to the licensor, which is expected to contribute an ongoing benefit to gross margins of approximately 1%.

    Performance Highlights: Cell Culture Products

    Sales of Cell Culture products increased 30% to $20.2 million over the second quarter of 2003. Sales of EX-CYTE(R) in the quarter were $9.8 million, compared to $6.3 million in the second quarter of 2003. The increase was primarily due to timing of customer shipments in 2004. The Company currently expects full year sales of EX-CYTE(R) to be in the range of $28-$30 million. Sales of the Company's proprietary bovine serum albumin (BSA) in the second quarter of 2004 were $5.4 million, compared to $3.8 million in the second quarter of 2003. Sales of recombinant human insulin were $2.3 million for the quarter compared with $1.5 million in the second quarter of 2003. Gross margins were 52% in the second quarter of 2004 and 2003.

    Performance Highlights: Diagnostic Products

    Sales of Diagnostic products were $8.5 million in the second quarter of 2004, compared with $8.0 million in the second quarter of 2003. Sales of diagnostic monoclonal antibodies and related products were $7.0 million in the second quarter of 2004, compared with $6.1 million in the prior year quarter. Sales of disease state antibodies, detection products and other diagnostic products decreased from the prior year, primarily because the prior year quarter included sales of diagnostic products that were sourced from our donor center network, which was sold as part of the therapeutic plasma divestiture. Gross margins on diagnostic products were 48% for the second quarter of 2004 compared with 56% in the second quarter of 2003. The decline in gross margin is due to the impact of operating the Scotland facility at a lower percentage of capacity in order to more accurately match inventory levels to anticipated customer demand.

    Other Q2 2004 Financial Information

    -- Selling, general and administrative (SG&A) costs were $13.3 million (30% of net revenues) for the second quarter of 2004, compared to $12.3 million (34% of net revenues) in the second quarter of 2003. The overall growth in SG&A expenses was due to the expansion of the sales force in the second half of 2003, higher public company costs, and higher incentive compensation expense. Research and development expense increased 27% over the prior year quarter, and represented 5% of sales in the current year period, compared with 4.8% in the prior year.

    -- The Company's consolidated effective tax rate for the second quarter 2004 was 30%, compared with 33% in the first quarter of 2004. For the first six months of 2004, the effective tax rate is 31%. The Company expects its rate for the full year to be 31%, with the savings resulting from the generation of more of our income in lower tax jurisdictions, as well as the benefit of expected higher tax credits.

    -- The Company's cash balance at the end of June 2004 was $56.4 million, compared with $48.6 million at the end of 2003. Accounts receivable totaled approximately $28.4 million at the end of June 2004, compared with $34.1 million at the end of 2003.

    -- Capital expenditures for the second quarter of 2004 were $5.3 million, of which approximately $4.6 million related to the construction of the Company's new EX-CYTE(R) manufacturing facility in Lawrence, Kansas. The capital requirements associated with the plant are substantially complete.

    -- Depreciation and amortization for the second quarter of 2004 totaled $2.8 million, compared with $2.3 million in the second quarter of 2003.

    -- Recognized losses on foreign exchange totaled approximately $0.2 million in the second quarter of 2004 compared to $0.1 million in the second quarter of 2003.

    Filing of Universal Shelf Registration

    The Company also announced today that it has filed a universal shelf registration statement with the Securities and Exchange Commission ("SEC") for the future offering of up to $300 million of debt and equity securities. The shelf registration statement is subject to review by the SEC, which must declare it effective before the Company may issue securities pursuant to it. The Company expects to use any proceeds from the securities to fund potential acquisition opportunities, major capital projects and for general corporate purposes.

    Credit Ratings Update

    On July 20, 2004, Moody's Investors Service affirmed Serologicals' corporate credit ratings, and revised the outlook on Serologicals' ratings to positive from stable. The Senior Implied Rating is B1.

    2004 Guidance

    The Company previously provided guidance for the full year 2004 of revenues of $165 -$170 million, and fully diluted earnings per share of $0.64 - $0.69. The Company's strong start in the first half of 2004 should enable it to meet or exceed the guidance for revenues and earnings per share for the year.

    Q2 2004 Earnings Conference Call

    Serologicals will hold its second quarter earnings conference call at 11:00 a.m. (Eastern Time) on July 22, 2004. The conference call dial in number is 719-457-2628, confirmation code 736952. The live broadcast will also be available online at the Company's website at www.serologicals.com and at www.StreetEvents.com.
    If you are unable to participate in the call, a 14-day playback will start on July 22, 2004 at 12:00 p.m. (Eastern Time). To listen to the playback, please call 719-457-0820 and enter access code 736952 or access the archived web cast on the Company's website at www.serologicals.com.

    About Serologicals

    Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 650 employees worldwide, and its stock is traded on the Nasdaq National Stock Market under the symbol SERO.
    For information on Serologicals Corporation, visit the company's corporate web site at www.serologicals.com.

    Safe Harbor Statement

    This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the opportunities AltaGen will provide to broaden our offerings to cell culture customers and to develop new products for our cell culture portfolio; the expected timing of closing the AltaGen acquisition; the Company's intent to pursue acquisition and licensing opportunities; our efforts to develop new products; our ability to expand into new leadership positions in our markets; our ability to achieve our previously stated 2004 financial objectives; the impact on the Company from new EX-CYTE(R) customers and the successful development of products manufactured using EX-CYTE(R); the introduction of new products by Chemicon; and Chemicon's ability to generate higher revenues at higher margins on new products. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on June 4, 2004. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.
    Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.



                  CONSOLIDATED STATEMENTS OF INCOME
 Second Quarter and Six Months Ended June 27, 2004 and June 29, 2003
                             (Unaudited)
(In thousands, except share and per share amounts)


                            Quarter Ended         Six Months Ended
                       ----------------------- -----------------------
                         June 27,    June 29,    June 27,    June 29,
                           2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Net revenues             $ 43,963    $ 36,562    $ 80,467    $ 58,545
Cost of revenues           19,032      16,414      36,066      26,628
                       ----------- ----------- ----------- -----------
Gross profit               24,931      20,148      44,401      31,917
Operating expenses:
  Selling, general and
   administrative          13,346      12,272      25,032      19,224
  Research and
   development              2,216       1,744       4,182       2,670
  Amortization of
   intangibles                753         681       1,409         921
  Special charges             ---       1,159         ---       1,340
                       ----------- ----------- ----------- -----------
Operating income            8,616       4,292      13,778       7,762
  Other expense
   (income), net             (100)        111        (256)        187
  Write-off of deferred
   financing costs            ---         ---         ---         380
  Interest income            (166)        (15)       (357)        (73)
  Interest expense          1,189       1,510       2,246       1,627
                       ----------- ----------- ----------- -----------
Income from continuing
 operations, before
 income taxes               7,693       2,686      12,145       5,641
Provision for income
 taxes                      2,295         949       3,764       1,984
                       ----------- ----------- ----------- -----------
Net income from
 continuing operations      5,398       1,737       8,381       3,657
Discontinued
 operations, net of
 taxes                        ---        (606)        ---        (504)
                       ----------- ----------- ----------- -----------
Net income                $ 5,398     $ 1,131     $ 8,381     $ 3,153
                       =========== =========== =========== ===========

Basic earnings (loss)
 per common share:
  Continuing operations   $  0.22     $  0.07     $  0.34     $  0.15
  Discontinued
   operations                 ---       (0.02)        ---       (0.02)
                       ----------- ----------- ----------- -----------
  Net income              $  0.22     $  0.05     $  0.34     $  0.13
                       =========== =========== =========== ===========

Diluted earnings (loss)
 per common share:
  Continuing operations   $  0.18     $  0.07     $  0.29     $  0.15
  Discontinued
   operations                 ---       (0.02)        ---       (0.02)
                       ----------- ----------- ----------- -----------
  Net income              $  0.18     $  0.05     $  0.29     $  0.13
                       =========== =========== =========== ===========

Weighted average
 shares:
  Basic                24,964,476  24,485,369  24,897,523  24,469,451
                       =========== =========== =========== ===========
  Diluted              34,349,832  24,847,669  34,263,131  24,807,618
                       =========== =========== =========== ===========

Interest add-back for
 diluted calculation,
 net of tax               $   805         ---     $ 1,496         ---




                       Serologicals Corporation
                Condensed Consolidated Balance Sheets
                             (Unaudited)
(In thousands)



                                               June 27,   December 28,
      Assets                                     2004         2003
                                               -----------------------
Current assets:
  Cash and cash equivalents                       $56,444     $48,564
  Trade accounts receivable, net                   28,407      34,126
  Inventories                                      37,895      33,826
  Other current assets                              8,481      10,982
  Discontinued operations                             ---       7,019
                                               -----------------------
    Total current assets                          131,227     134,517
Property and equipment, net                        78,481      73,204
Discontinued operations                               ---       5,613
Goodwill                                           94,866      93,577
Other intangible assets, net                       48,243      49,881
Other                                               5,538       1,386
                                               -----------------------
    Total assets                                 $358,355    $358,178
                                               =======================

       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                 $4,925      $4,547
  Accrued liabilities and other                    16,748      22,346
  Discontinued operations                             ---       2,864
                                               -----------------------
    Total current liabilities                      21,673      29,757
4.75% Convertible debentures                      128,897     130,916
Deferred income taxes                              16,913      18,181
Other liabilities                                   1,282         180
Discontinued operations                               ---         172
Stockholders' equity                              189,590     178,972
                                               -----------------------
    Total liabilities and stockholders' equity   $358,355    $358,178
                                               =======================




                       Serologicals Corporation
           Condensed Consolidated Statements of Cash Flows
       For the Six Months Ended June 27, 2004 and June 29, 2003
                             (Unaudited)
(In thousands)





                                                 June 27,     June 29,
                                                   2004        2003
                                                 ---------------------
Operating Activities:
---------------------

Net income                                          $8,381     $3,153
Loss from discontinued operations                      ---        504
                                                 ---------------------
Net income from continuing operations                8,381      3,657
Non-cash and working capital changes, net            5,817      1,532
                                                 ---------------------
  Net cash provided by operating activities         14,198      5,189
                                                 ---------------------

Investing Activities:
---------------------

Purchases of property & equipment                  (10,795)    (5,867)
Purchase of business, net of cash acquired             464    (97,097)
Disposition of business                              3,500        ---
Other, net                                             (87)       ---
                                                 ---------------------
  Net cash used in investing activities             (6,918)  (102,964)
                                                 ---------------------

Financing Activities:
---------------------

  Net cash provided by financing activities          2,081     85,043
                                                 ---------------------

Net cash (used in) provided by discontinued
 operations                                         (1,763)     5,294
Effect of foreign exchange on cash                     282     (1,498)
                                                 ---------------------

Net increase in cash and cash equivalents            7,880     (8,936)
Cash, beginning of period                           48,564     15,242
                                                 ---------------------
Cash, end of period                                $56,444     $6,306
                                                 =====================


    --30--AN/at*

    CONTACT: Serologicals Corporation, Atlanta
             Bud Ingalls, 678-728-2115
                 or
             Craig Brown, 678-728-2117